EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to shares of common stock, par value $0.01 per share, of First US Bancshares, Inc., a Delaware corporation, and that this Agreement may be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 5th day of January 2024.

/s/ Charles C. Anderson
Charles C. Anderson

/s/ Harold M. Anderson
Harold M. Anderson

/s/ Terrence Anderson
Terrence Anderson

Anderson CBP LLC

By:	/s/ Charles C. Anderson
Name: Charles C. Anderson
Title: Sole Member and Manager